Exhibit 2.2

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
CHART INC.,
BISON CORP.,
AIRSEP CORPORATION,
JOSEPH L. PRIEST,
RAVINDER K. BANSAL,
AND
CHART INDUSTRIES, INC.

THIS AMENDMENT (this “Amendment”), dated as of August 30, 2012, is by and among Chart Inc., a Delaware corporation (“Parent”), Bison Corp., a New York corporation and a wholly owned subsidiary of Parent (“Merger Sub”), AirSep Corporation, a New York corporation (the “Company”), Joseph L. Priest, solely in his capacity as the Representative, for purposes of Section 4.10 only, Joseph L. Priest and Ravinder K. Bansal, and, for purposes of Section 9.14 only, Chart Industries, Inc., a Delaware corporation and direct or indirect parent of Parent (the “Ultimate Parent”).
RECITALS:
Parent, Merger Sub, Company, Representative, Joseph L. Priest, Ravinder K. Bansal, and Ultimate Parent are parties to that certain Agreement and Plan of Merger, dated July 23, 2012 (the “Agreement”).
The parties hereto desire to amend the Agreement pursuant to and in accordance with Section 9.8 of the Agreement as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.
Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement. References to Sections in this Amendment refer to such Sections of the Agreement.

2.	Amendment. The Agreement is hereby amended as follows:

a.	Section 1.2(a)(3) is hereby amended and restated in its entirety as follows:

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a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chairman and Chief Executive Officer or its President and Treasurer, certifying that attached are true and correct copies of (A) the Company’s articles of incorporation, (B) the Company’s bylaws, (C) board resolutions approving the Merger and adopting this Agreement, and (D) documentation confirming the Shareholder Approval;

b.	The lead-in to Section 1.2(a)(5) is hereby amended and restated in its entirety as follows:
a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chairman and Chief Executive Officer or its President and Treasurer, setting forth or accompanying the following information and certifying that the information is accurate and complete:

c.	Section 1.2(a)(5)(ii) is hereby amended and restated in its entirety as follows:
the Company Indebtedness, the Purchased Indebtedness and the Excess Indebtedness as of immediately prior to the Closing, if any, in reasonable detail and separated by lender (which calculation will include the adjustment of negative cash and accounts payable as provided in Section 4.13 of the Disclosure Schedule as of such date of determination);

d.	Section 1.2(a)(6) is hereby amended and restated in its entirety as follows:
the certificate, dated as of the Closing Date and executed on behalf of the Company by its Chairman and Chief Executive Officer or its President and Treasurer, that is required by Section 6.2(d);

e.	Section 1.2(a)(14) is hereby amended and restated in its entirety as follows:
a schedule in the form of Schedule 9.1(a) setting forth the Closing Net Working Capital of the Company as of August 24, 2012, delivered to Parent on August 28, 2012, with the inventory amount set forth therein based on the physical inventory conducted on August 13 and 14, 2012, by the Company and Parent and rolled forward through August 24, 2012;

f.	The last two sentences of Section 2.21(a) are hereby amended and restated in their entirety as follows:
The warranty reserve set forth on the Balance Sheet was calculated, and when delivered the warranty reserve set forth on the Updated Financial Information will be calculated, in a manner consistent with past practice and in accordance with

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GAAP consistently applied. Set forth in Section 2.21(a) of the Disclosure Schedule are the warranties of the Company for each of its product lines.

g.	The last sentence of Section 4.13 is hereby amended and restated in its entirety as follows:
The updated Schedule 9.1(a) provided pursuant to Section 1.2(a)(14) and the Closing adjustment to negative cash and accounts payable pursuant to Section 1.2(a)(5)(ii) shall constitute “Updated Financial Information” for purposes of this Agreement.

h.	Section 6.2(d) is hereby amended and restated in its entirety as follows:
Parent will have received a certificate, dated as of the Closing Date and executed by the Chairman and Chief Executive Officer of the Company or its President and Treasurer, certifying to his knowledge as to the compliance with and satisfaction of the conditions set forth in Sections 6.2(a), (b) and (c);

i.	Section 9.1 is hereby amended by deleting the definition of Closing Balance Sheet.

j.	Section 9.1 is hereby further amended to amend and restate the definition of “Closing Net Working Capital” as follows:
“Closing Net Working Capital” means (A) the sum of the net accounts receivable, net inventory, prepaid expenses and long term accounts receivable of the Company, less (B) the sum of accounts payable, accrued expenses and customer prepayments of the Company, to be delivered to Parent pursuant to Section 1.2(a)(14), each as calculated in accordance with Section 1.2(a)(14) and Schedule 9.1(a) and determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements.

k.	Section 2.4(b) of the Disclosure Schedule is hereby amended by deleting item 2 therein.

3.	Binding Effect. Except to the extent expressly provided herein, the Agreement shall remain in full force and effect in accordance with its terms.

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4.
Counterparts. This Amendment may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopy or by electronic delivery in Adobe Portable Document Format or other electronic format based on common standards will be effective as delivery of a manually executed counterpart of this Amendment.

5.
Miscellaneous. This Amendment shall be deemed to be a Related Agreement under the Agreement. Each of the parties hereto represents and warrants with respect to itself that (i) it has the power and authority to execute, deliver and perform its obligations under this Amendment, (ii) the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of it, (iii) this Amendment has been duly executed and delivered by such party and, assuming due authorization, execution and delivery by the other parties hereto, represents the legal, valid and binding obligation of such party enforceable against it in accordance with its terms, subject to the effect of the General Enforceability Exceptions. Article 9 of the Agreement is incorporated herein by reference and, to the extent applicable, shall govern the terms of this Amendment.

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IN WITNESS WHEREOF, each of the undersigned have caused this Amendment to be executed individually or by their respective officers thereunto duly authorized, in each case as of the date first written above.

AIRSEP CORPORATION	CHART INC.

/s/ Ravinder K. Bansal	/s/ Michael F. Biehl
Name: Ravinder K. Bansal	Name: Michael F. Biehl
Title: Chairman & CEO	Title: Executive Vice President, Chief Financial Officer and Treasurer

JOSEPH L. PRIEST
solely in its capacity as the Representative under Section 8.9	BISON CORP.

/s/ Joseph L. Priest	/s/ Michael F. Biehl
Name: Joseph L. Priest	Name: Michael F. Biehl
Title:	Title: Executive Vice President, Chief Financial Officer and Treasurer

Solely as to Section 4.10:	Solely as to Section 9.14:
CHART INDUSTRIES, INC.

/s/ Joseph L. Priest	/s/ Michael F. Biehl
JOSEPH L. PRIEST	Name: Michael F. Biehl
Title: Executive Vice President, Chief Financial Officer and Treasurer
/s/ Ravinder K. Bansal
RAVINDER K. BANSAL

1063956.2

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